Exhibit 5.1

555 Eleventh Street, N.W., Suite 1000
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www.lw.com

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June 15, 2021	Frankfurt	San Francisco
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Capitol Investment Corp. V 1300 17th Street North, Suite 820 Arlington, Virginia 22209	Hong Kong	Shanghai
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Milan
Re: Capitol Investment Corp. V – Registration Statement on Form S-4
Ladies and Gentlemen:
We have acted as special counsel to Capitol Investment Corp. V, a Delaware corporation (the “Company”), in connection with the proposed issuance of (i) up to 301,423,206 shares (the “Shares”) of common stock of the Company, $0.0001 par value per share (the “Common Stock”), to be issued in connection with the merger contemplated by that certain Agreement and Plan of Merger, dated as of March 2, 2021, by and among the Company, Capitol V Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company, and Doma Holdings, Inc., a Delaware corporation (“Doma”), as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of March 18, 2021 (the “Merger Agreement”), and (ii) up to 691,608 shares of Common Stock reserved for issuance upon the settlement of warrants of Doma outstanding as of June 4, 2021 (the “Warrants”), which warrants will automatically convert into warrants to purchase shares of Common Stock upon consummation of the transactions contemplated by the Merger Agreement (the “Warrant Shares”). The Shares and the Warrant Shares are included in a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), initially filed with the Securities and Exchange Commission (the “Commission”) on March 18, 2021 (Registration No. 333–254470) (as amended, the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related proxy statement/prospectus, other than as expressly stated herein with respect to the issuance of the Shares and the Warrant Shares.
As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware (the “DGCL”) and we express no opinion with respect to any other laws.

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Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:
1.When the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the applicable Doma shareholders, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Registration Statement and the Merger Agreement, the issuance of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.
2.When the Warrant Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the Warrant holders, and have been issued by the Company upon exercise of the Warrants against payment therefor (not less than par value) in the manner contemplated by the applicable Warrants, the issuance of the Warrant Shares will have been duly authorized by all necessary corporate action of the Company, and the Warrant Shares will be validly issued, fully paid and nonassessable.
In rendering the foregoing opinions, we have assumed that (i) at or prior to the time of the delivery of any Shares or the Warrant Shares, as applicable, the Registration Statement will have been declared effective under the Act and that the registration will apply to all of the Shares and Warrant Shares, and will not have been modified or rescinded and that there will not have occurred any change in law affecting the validity of the issuance of such Shares or Warrant Shares, as applicable, and (ii) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.
With your consent, except to the extent we have expressly opined as to such matters with respect to the Company herein, we have assumed (a) that the Merger Agreement and the Warrants have been duly authorized, executed and delivered by the parties thereto, (b) that the Merger Agreement and Warrants constitute legally valid and binding obligations of the parties thereto, enforceable against each of them in accordance with their respective terms and (c) that the status of the Merger Agreement and the Warrants as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.
This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

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Very truly yours,

/s/ Latham & Watkins LLP